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                                                                  EXHIBIT (A)(3)

MORGAN STANLEY & CO. INCORPORATED
1585 BROADWAY
NEW YORK, NEW YORK 10036

                           OFFER TO PURCHASE FOR CASH

                     All Outstanding Shares of Common Stock
                       (Including the Associated Rights)

                                       OF

                             MARCAM SOLUTIONS, INC.

                                       AT

                              $7.50 Net Per Share

                                       BY

                              M MERGER SUB, INC.,
                      a direct wholly owned subsidiary of

                              M ACQUISITION CORP.,
                     an indirect wholly owned subsidiary of

                                  INVENSYS PLC

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
         TIME, WEDNESDAY, JUNE 30, 1999, UNLESS THE OFFER IS EXTENDED.

To Brokers, Dealers, Commercial Banks,                              June 3, 1999
Trust Companies and Other Nominees:

     We have been appointed in connection with the offer by M Merger Sub, a Delaware corporation ("Offeror"), and a wholly owned subsidiary of M Acquisition Corp., a Delaware corporation ("Purchaser"), and an indirect wholly owned subsidiary of Invensys plc, a public limited company organized under the laws of England and Wales ("Parent"), to act as Dealer Manager in connection with Offeror's offer to purchase all outstanding shares of Common Stock, par value $.01 per share (the "Common Stock"), including the associated preferred stock purchase rights issued pursuant to the Amended and Restated Rights Agreement, dated September 18, 1998, as amended through the date hereof, between the Company and BankBoston, N.A., as Rights Agent (the "Rights" and, together with the Common Stock, the "Shares") of Marcam Solutions, Inc., a Delaware corporation (the "Company"), at a purchase price of $7.50 per Share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated June 3, 1999 (the "Offer to Purchase") and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer") enclosed herewith.
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Each of Offeror and Purchaser is a corporation, newly formed by Parent in connection with the Offer and the transactions contemplated thereby. The Offer is being made in connection with the Agreement and Plan of Merger, dated as of May 27, 1999, among Parent, Purchaser, Offeror and the Company (the "Merger Agreement"). Holders of Shares whose certificates for such Shares (the "Certificates") are not immediately available or who cannot deliver their Certificates and all other required documents to Bankers Trust Company (the "Depositary") or complete the procedures for book-entry transfer prior to the Expiration Date (as defined in Section 1 of the Offer to Purchase) must tender their Shares according to the guaranteed delivery procedures set forth in
Section 3 of the Offer to Purchase.

     Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares in your name or in the name of your nominee.

     Enclosed herewith for your information and forwarding to your clients are copies of the following documents:

          1.  The Offer to Purchase, dated June 3, 1999.

          2. The Letter of Transmittal to tender Shares for your use and for the information of your clients. Facsimile copies of the Letter of Transmittal may be used to tender Shares.

          3. A letter to stockholders of the Company from Jonathan C. Crane, Chairman of the Board, President and Chief Executive Officer, together with a Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission by the Company and mailed to the stockholders of the Company.

          4. The Notice of Guaranteed Delivery for Tender of Shares to be used to accept the Offer if following the guaranteed delivery procedures set forth in Section 3 of the Offer to Purchase.

          5. A printed form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name, with space provided for obtaining such clients' instructions with regard to the Offer.

          6. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9.

          7. A return envelope addressed to Bankers Trust Company (the "Depositary").

     YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, JUNE 30, 1999, UNLESS THE OFFER IS EXTENDED.

     Please note the following:

          1. The tender price is $7.50 per Share, net to the seller in cash, without interest.

          2. The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the Expiration Date (as defined in the Offer to Purchase) of the Offer that number of Shares which would represent at least a majority of the outstanding Shares on a fully diluted basis.

          3.  The Offer is being made for all of the outstanding Shares.

          4. Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the transfer of Shares pursuant to the Offer. However, federal income tax backup withholding at a rate of 31% may be required, unless an exemption is available or unless the required taxpayer identification information is provided. See Important Tax Information of the Letter of Transmittal.

          5. The Board of Directors of the Company has unanimously approved the Offer and the Merger (as defined in the Offer to Purchase) and determined that the terms of the Offer and the Merger are fair

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     to, and in the best interests of, the stockholders of the Company, and recommends that the stockholders of the Company accept the Offer and tender all of their Shares pursuant thereto.

          6. Notwithstanding any other provision of the Offer, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (a) Certificates pursuant to the procedures set forth in Section 3 of the Offer to Purchase or a timely Book-Entry Confirmation (as defined in the Offer to Purchase) with respect to such Shares, (b) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) with any required signature guarantees or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry delivery of Shares, and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when Certificates for Shares or Book-Entry Confirmations (as defined in the Offer to Purchase) are actually received by the Depositary.

     In order to take advantage of the Offer, (i) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) with any required signature guarantees or an Agent's Message in connection with a book-entry delivery of Shares, and any other documents required by the Letter of Transmittal should be sent to the Depositary and (ii) Certificates representing the tendered Shares or a timely Book-Entry Confirmation should be delivered to the Depositary in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

     If holders of Shares wish to tender, but it is impracticable for them to forward their Certificates or other required documents or complete the procedures for book-entry transfer prior to the Expiration Date, a tender may be effected by following the guaranteed delivery procedures specified in Section 3 of the Offer to Purchase.

     None of Offeror, Purchaser or Parent, or any officer, director, stockholder, agent or other representative of Offeror, Purchaser or Parent, will pay any fees or commissions to any broker, dealer or other person (other than the Dealer Manager, the Depositary and the Information Agent as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. Offeror will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. Offeror will pay or cause to be paid any transfer taxes payable on the transfer of Shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

     Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed material may be obtained from, D.F. King & Co., Inc., the Information Agent for the Offer, or the undersigned, at the addresses and telephone numbers set forth on the back cover of the Offer to Purchase.

                                             Very truly yours,

                                             MORGAN STANLEY DEAN WITTER

     NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF PARENT, OFFEROR, PURCHASER, THE DEALER MANAGER, THE DEPOSITARY, THE INFORMATION AGENT, OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENT OR USE ANY DOCUMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

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